MASTER DISTRIBUTION AGREEMENT

THIS MASTER DISTRIBUTION AGREEMENT ("Agreement") is made as of 3/27/2020 | 5:19 AM CDT ("Effective Date"), by and between CBD Unlimited, Inc. ("CBDU" or the "Supplier"), and Southern Glazer's Wine and Spirits, LLC and its affiliated entities identified in the signature block hereto (referred to herein collectively as "Southern Glazer" or "SG").

1. Definitions. When used in this Agreement:

    a. "Change of Control" shall include, but not be limited to: (i) any change of ownership by way of merger, sale, equity transfer or other method that results in a change of more than fifty percent (50%) of the ownership of Supplier (but not including any transfer between and among current Supplier owners or entities they control); (ii) a sale of a material portion of Supplier's assets, brands or the Intellectual Property related to the Products; or (iii) any assignment of any of Supplier's rights or obligations under this Agreement. For purposes of this Section 1(a), a sale or transfer of "a material portion" of Supplier's brands or Intellectual Property related to the Products shall be deemed to be a Change of Control, with regard to those brands or Products, in the event Supplier sells or transfers any brands or Intellectual Property related to the Products attributable to twenty percent (20%) or more of Southern Glazer's Gross Profit (for the 12 month period prior to the date of such sale or transfer) derived from the sale of all Products pursuant to this Agreement.

    b. "COGS" shall mean Laid-in Cost, plus state excise taxes (if based on depletions) and price support activities (such as depletion allowance, negative depletion allowance, discount participations, free goods and customer quantity discounts).

    c. "Contract Year" shall mean a calendar year, provided that, if the Effective Date is before June 30, then the first "Contract Year" shall mean the calendar year of the Effective Date, but if the Effective Date is after June 30, then the first "Contract Year" shall be the first calendar year following the Effective Date.

    d. "Gross Profit" shall mean SG NSV less SG's COGS when Southern Glazer acts as a distributor or vendor of record.

    e. "Laid-In Cost" shall mean components of inventory cost including the selling price for the Products billed by Supplier, freight (for Products not shipped at Supplier's expense), Federal and state excise taxes (if based on receipts).

    f. "Products" shall mean the products set forth in Exhibit B, plus all brand extensions, flavors, sizes or packages thereof (whether offered for sale before or after the Effective Date) subject to the provisions of Section 10 below.

    g. "SG NSV" shall mean SG's gross sales of Products based on SG's list price, less

marketing and promotional discounts related to the Products offered and actually taken by SG on the invoices.

h. "Territory" shall mean the states set forth on Exhibit A attached hereto subject to the exclusions set forth on Exhibit A.

2. Appointment. Supplier appoints Southern Glazer as the sole and exclusive distributor of the Products to retail accounts licensed to sell alcoholic beverages in the Territory; provided, however, Supplier shall have the right to sell any and all of its products through electronic commerce ("Ecommerce") directly to the end consumer. Supplier shall use commercially reasonable efforts to prevent the sale through Ecommerce to retail accounts licensed to sell alcoholic beverages in the Territory. In addition, Supplier's manufacturer's suggested retail price through Ecommerce shall be no less than the MSRP provided to Southern Glazer.

3. Term. The initial term of this Agreement commences on the Effective Date and ends ten (10) years thereafter (the "Initial Term"), unless sooner terminated in accordance with Section 12. Upon the expiration of the Initial Term, this Agreement shall automatically renew for successive five (5) year periods (each a "Renewal Term" and together with the Initial Term, referred to as the "Term"), unless sooner terminated in accordance with Section 12.

4. Terms of Sale and Payment.

a. All orders for the Products by Southern Glazer shall be submitted to Supplier in a mutually acceptable format in advance of the requested delivery date.

b. Supplier shall sell domestic Products to Southern Glazer FOB (UCC) Supplier's warehouse or other place of origin, provided that the parties will cooperate to determine the most efficient and least expensive mode of transportation of the Products and implement it by mutual agreement.

c. Payment for the Products shall be due sixty days (60) from the invoice date, which shall be the same date as shipping.

d. The prices of the Products as of the Effective Date are set forth on Exhibit C. Supplier may increase the price of the Products upon one hundred twenty (120) days prior written notice to Southern Glazer, but in no event more than one time during each calendar year. Prices charged to Southern Glazer shall not be greater than prices offered to any other distributor of Supplier in the Territory, and Southern Glazer shall be offered by Supplier the same discounts, rebates, advertising credits, sales programs, return rights, and other promotional incentives made available to Supplier's most favored distributors in the Territory. Price increases of the Products shall take into account then current market conditions.

e. Regardless of the applicable term of sale described in Section 4(b), in any situation where Supplier arranges or pays for the transportation of the Products, Supplier will ensure that all carriers engaged to ship the Products from Supplier to Southern Glazer (or any distributor designated by Southern Glazer in the Territory) assume liability for

the full replacement cost of any loss of, or damage to, the Products during transportation as is required by a "carrier" pursuant to the Carmack Amendment as currently codified at 49 U.S.C. § 14706, as amended, regardless whether such liability would be required in the absence of this Agreement. Southern Glazer shall have the right to determine the point of destination in the Territory and the method of shipment of the Products.

5. Representations and Warranties of Southern Glazer. Southern Glazer represents, warrants and covenants to Supplier that it shall use commercially reasonable efforts to:

   a. Sell, market, and promote the Products in the Territory.

   b. Maintain a sales force of adequate size to represent and promote the sales of the Products.

   c. Maintain sufficient inventories of the Products to adequately meet demand in the Territory.

   d. Promptly deliver the Products to its customers in accordance with good business practice and local custom.

6. Representations and Warranties of the Parties. Each party represents, warrants, and covenants to the other as follows:

   a. The party has the authority to enter into and carry out its obligations under this Agreement.

   b. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not act as a breach of any contract or agreement to which the party is obligated.

   c. The party has the requisite federal, state, and local licenses to conduct its business in all material respects necessary to fulfill its obligations under this Agreement.

   d. The party shall comply with all federal, state and local laws and regulations applicable to its performance under this Agreement.

   e. A party that is owed a past due amount shall have the right to offset such amount against amounts owed by that party.

7. Additional Representations and Warranties of Supplier. Supplier represents, warrants, and covenants to Southern Glazer as follows:

   a. The Products, as of the date of delivery to Southern Glazer, will be (i) labeled in compliance with all applicable laws, including without limitation, the Federal Food, Drug, and Cosmetic Act ("Act"), if applicable, (ii) not adulterated or misbranded within the meaning of the Act or other applicable law; (iii) not goods which are prohibited, under the provisions of the Act or other applicable law from being introduced into

interstate commerce; and (iv) where applicable, in compliance with the Federal Insecticide, Fungicide and Rodenticide Act.

b. Supplier has a compliance guide and program that is consistent with the requirements of the Act and is using commercially reasonable efforts to ensure quality and safety standards of the Products.

c. The Products shall be merchantable and, if sold in California, will comply with California's Safe Drinking Water and Toxic Enforcement Act of 1986 (Prop 65), which shall be applicable regardless of the law which otherwise would govern this Agreement.

d. All marketing and promotional materials and labels related to the Products will contain the warning statements, disclaimers and disclosures as may be required by applicable law, including the Act.

e. Any and all amounts due and payable to Southern Glazer by Supplier pursuant to this Agreement shall be paid within thirty (30) days from the date of the invoice. The parties shall cooperate with each other to set up EFT payments promptly after the Effective Date.

f. All shipments of the Products will conform to the samples of the Products that have been furnished to Southern Glazer. Supplier will provide to Southern Glazer free of charge an amount of the Products for use as promotional samples as may be reasonably requested by Southern Glazer. In addition, Supplier will provide free of charge sufficient educational, marketing, sales, advertising, and promotional materials to Southern Glazer and its employees for use in the promotion of the Products.

g. Supplier shall maintain an adequate inventory of the Products with which to supply Southern Glazer. Supplier shall accept all reasonable orders submitted by Southern Glazer, with shipment to follow not later than thirty (30) days from receipt of an order unless otherwise agreed by the parties. The Products shall be sold free and clear of all liens.

h. The Products, the marketing and promotion of the Products by Supplier or by Southern Glazer as permitted by this Agreement, as well as the trademarks, trade dress, trade secrets, copyrights, patents, and other intellectual property (collectively, "Intellectual Property") associated with the Products will not infringe the rights or Intellectual Property of any third party. Supplier represents and warrants that it has the exclusive and unrestricted right in the Territory to use all the Intellectual Property associated with the Products, and grants to Southern Glazer the exclusive and unrestricted right to use the Intellectual Property associated with the Products in connection with the marketing, sale, and promotion of the Products in the Territory.

i. Supplier agrees to deliver images of all Product items, in an electronic or digital format specified by Southern Glazer, within thirty (30) days of the Effective Date of this Agreement (or thirty (30) days in advance of the first sale to Southern Glazer of a New Product item launched after the Effective Date), and to promptly send updated images

upon any material change in a Product or New Product item's appearance or labeling. If Supplier fails to do so, Southern Glazer may obtain such images itself or through a third party and will invoice Supplier its standard fee for such images. Supplier may request a price list for these services from Southern Glazer at any time upon written request.

j. Supplier has the authority to enter into this Agreement, undertake the obligations herein, and grant the rights set forth herein to Southern Glazer, and no other party has the right to (i) appoint another distributor, (ii) sell the Products, (iii) terminate Southern Glazer's rights under this Agreement, or (iv) interfere with the privileges granted herein to Southern Glazer or the obligations undertaken herein by Supplier, provided that if another person has such rights, the person will be disclosed by Supplier and join this Agreement.

8. Insurance; Product Returns and Indemnification.

a. Supplier shall maintain in full force and effect general liability insurance with product hazard coverage in an amount of not less than Five Million Dollars ($5,000,000) for a single accident occurrence or in the aggregate. Supplier's insurance shall name Southern Glazer and its affiliates as additional insureds and contain a broad form vendor's endorsement. Supplier shall, upon request, furnish to Southern Glazer a certificate confirming such coverage. Supplier shall require the insurance provider to provide Southern Glazer with written notice of the termination or non-renewal of such coverage thirty (30) days prior to such termination or non-renewal occurring.

b. Any Products not merchantable due to quality deficiencies, including packaging problems (not incurred during handling by Southern Glazer) or errors committed by Supplier or its suppliers, may be returned to Supplier for full credit at Southern Glazer's total Laid-in Cost (including the cost of return shipping), provided that notice of such deficiency, problem, or error has been given to Supplier within ninety (90) days after the defect has become known to Southern Glazer. In the event there are no amounts due to Supplier to offset the credit for such unmerchantable Products, Southern Glazer shall be entitled to a cash refund equal to the amount of the credit. Additionally, Supplier shall assist Southern Glazer and be responsible for all costs in connection with any Product recall (including a reasonable handling fee) so long as Southern Glazer is not the sole cause of such recall.

c. Southern Glazer shall have the right to return obsolete, discontinued, or slow-moving Product inventory if such return is made within one (1) year of receiving the Products. Pricing and promotional opportunities for slow moving product to be discussed in advance of return notifications. Slow-moving inventory is inventory with quantities on hand representing more than 180 days of supply based on sales in the previous 90 days or with less than 90 days of shelf life remaining. The parties agree to the additional terms regarding Product returns set forth in Exhibit D.

d. Supplier shall defend, indemnify, and hold harmless Southern Glazer and its parent, subsidiaries and affiliates and each of their respective officers, directors, shareholders,

members, employees, representative, agents, subsidiaries, affiliates, and parent (collectively, the "Related Parties") against any and all damages, liabilities, costs, attorneys' fees and expenses ("Claims"), which Southern Glazer or its Related Parties may suffer as a result of, or arising out of: (i) the Products (or any recall thereof), Supplier's point-of-sale material (whether or not owned by Southern Glazer), or any other promotional and/or marketing programs related to the Products; (ii) a breach of any of Supplier's representations, warranties, and obligations set forth herein; or, (iii) the distribution of the Products by Southern Glazer in accordance with the terms of this Agreement; provided, however, that such Claims are not the result solely of the actions or inactions of Southern Glazer or its Related Parties.

e. Southern Glazer shall defend, indemnify, and hold harmless Supplier and its Related Parties from and against any and all Claims which Supplier or its Related Parties may suffer as a result of, or arising out of (i) a breach of any of Southern Glazer's representations, warranties, and obligations set forth herein; or, (ii) the distribution of the Products by Southern Glazer not in accordance with the terms of this Agreement; provided, however, that such Claims are not the result solely of the actions or inactions of Supplier or its Related Parties.

9. New Products and New Territories. Supplier grants Southern Glazer a right of first refusal to be appointed as the exclusive distributor of the Products or New Products under the same terms and conditions of this Agreement in the following circumstances:

a. In any geographical area in the United States (or its territories) in which Southern Glazer operates as of or after the Effective Date, which geographical area shall become part of the Territory;

b. In any channel of trade in the Territory as of or after the Effective Date;

c. For any and all future products (collectively, "New Products"), which Supplier desires to sell in the Territory, including without limitation any future products containing CBD, hemp, or cannabis;

Supplier shall advise Southern Glazer of the existence of a right granted in this section not later than thirty (30) days after it arises and shall at that time provide to Southern Glazer such information as it may reasonably request with respect to the proposed New Products or territory. Any right of first refusal granted in this section shall be exercisable by Southern Glazer within sixty (60) days after Supplier provides notice of the existence of the right and the requested information; and the right shall be assignable by Southern Glazer to its affiliates. Furthermore, in the event Southern Glazer declines to exercise its right of first refusal, it shall have the option to exercise such right on each anniversary date of the notice of such right so long as the exercise of such right will not result in the breach of any contract between Supplier and another party. Subject to the foregoing sentence, as shown on Exhibit A, Southern Glazer has declined to exercise its right of first refusal as to certain states and accounts as of the Effective Date.

10. Change of Control. Supplier acknowledges that Southern Glazer will incur significant time and

expense in connection with the sales, marketing and distribution efforts to develop the brand recognition of the Products and the Intellectual Property associated therewith. Accordingly, in the event of a Change of Control:

a. Supplier shall obtain a written acknowledgement from the purchaser, successor, assignee or transferee (whichever the case may be) that it will assume all of Supplier's obligations under this Agreement; or

b. This Agreement will be deemed terminated by Supplier and Supplier shall pay Southern Glazer a termination payment equal to five (5) times Southern Glazer's Gross Profit derived from the sale of the Products in the Territory during the twelve (12) month period immediately preceding the effective date of the Change of Control. The parties agree that the termination payment required herein is not liquidated damages but to the extent construed as liquidated damages the termination payment is not a penalty and is a reasonable estimate of the damages that would be suffered by Southern Glazer in the event of a termination upon a Change of Control, which damages are uncertain and difficult to ascertain. In the event Supplier sells, transfers or otherwise disposes of a Product subject to this Agreement, with the result that such Product no longer is subject to this Agreement, then Supplier shall make the payment set forth in this Section 10(b) with respect to the Product that is the subject of such sale, transfer or disposition, with the amount of the payment measured using the Gross Profit associated with the Product.

11. Termination.

a. A party may, at its option and upon written notice to the other party, terminate this Agreement upon the occurrence of any one or more of the following events, and such termination shall be effective immediately unless a cure period is provided below, in which case, if the default is not cured, such termination shall be effective immediately at the end of such cure period without further notice or opportunity to cure:

(i) if the other party becomes insolvent, or if proceedings are commenced in connection with the other party's winding up, dissolution or liquidation, or a proceeding is instituted by or against the other party under any present or future law relative to bankruptcy, insolvency or other relief for debtors;

(ii) the loss of any license, permit or approval required for the operation of its business and/or the performance of its obligations under this Agreement, whether through revocation, failure to renew, or suspension, which continues for a period of sixty (60) consecutive days or more, provided that a termination pursuant to this Section 11(a)(ii) shall apply only to the territories impacted by such loss, and this Agreement shall remain in full force and effect as to the other territories;

(iii) in the event the Products or sale of the Products is made illegal in the Territory (or in a portion of the Territory), provided that a termination pursuant to this Section 11(a)(iii) shall apply only to the Products made illegal and to the applicable territory, and this Agreement shall remain in full force and effect as to the other Products or territories;

(iv) material breach of, or default under, this Agreement by the other party which has not been cured within sixty (60) days after written notice thereof is given to the defaulting party by the non-defaulting party, provided that, if the default is the non-payment of any monies due and payable under this Agreement, the notice period shall be thirty (30) days.

b. Southern Glazer may terminate this Agreement by giving written notice to Supplier for any of the following grounds, and such termination shall be effective immediately upon such notice and without liability to Supplier:

(i) in the reasonable discretion of Southern Glazer, any aspect of this Agreement or the provision of services pursuant hereto, (1) places in jeopardy the ability of Southern Glazer or its affiliates to engage in the distribution, representation and/or brokerage of alcoholic or non-alcoholic beverages either inside or outside the Territory, or (2) exposes Southern Glazer or its affiliates to any liability resulting from an enforcement action taken by a governmental authority inside or outside the Territory;

(ii) as a result of this Agreement or Southern Glazer's provision of services pursuant hereto, any bank, financial institution, governmental authority, or vendor inside or outside the Territory (1) threatens to cease doing business with Southern Glazer or its affiliates or (2) claims that Southern Glazer or its affiliates is in breach of contract with such person;

(iii) as a result of this Agreement or Southern Glazer's provision of services pursuant hereto, or the relationship of the parties hereto, any governmental authority inside or outside the Territory threatens to (1) bring criminal, administrative, or civil proceedings against Southern Glazer or its affiliates, or (2) revoke, suspend, or take action against any licenses, permits, or similar rights held by Southern Glazer or its affiliates;

(iv) at any time, in its entirety or as to a portion of the Territory, without cause and without liability to Supplier upon providing Supplier with ninety 90 days' prior written notice.

12. <u>Events following Termination</u>. Upon the expiration or termination of this Agreement by either party, the following shall apply:

a. All rights, licenses, and privileges granted to Southern Glazer under this Agreement shall immediately cease and terminate.

b. Southern Glazer shall discontinue the use of the Intellectual Property related to the Products.

c. Supplier shall purchase any and all of the Products and all other material bearing the Intellectual Property related to the Products then owned by Southern Glazer, at its Laid-

in Cost (including cost of return shipping, plus any nonrefundable gallonage taxes, if any, paid by Southern Glazer) on a COD basis within thirty (30) days of termination.

d. Any indebtedness of either party to the other not already due shall become immediately due and payable as of the effective date of termination of this Agreement.

e. The parties shall reconcile their accounts within thirty (30) days from the effective date of termination and the party owing money shall make such payment within ten (10) days from mutual agreement on the reconciliation of accounts.

13. Choice of Law and Disputes.

a. This Agreement, the relationship between the parties, and any disputes related hereto shall be governed by the laws of the State of Florida without regard to its choice of law provisions.

b. Any disagreement or dispute between the parties shall be submitted by the parties to arbitration in Miami, Florida in accordance with the rules of JAMS, Inc. ("JAMS") for complex cases, before a panel of three neutral (3) arbitrators, one chosen by Southern Glazer, one chosen by Supplier, and the third chosen by those two arbitrators. Each party waives any objection to venue in Miami, Florida based upon lack of personal jurisdiction, improper venue or forum non conveniens.

c. Any award made by a majority of the arbitrators shall be final and binding upon the parties and judgment thereon may be entered in any court of competent jurisdiction.

14. Business Records Related to the Products; Confidentiality.

a. Information disclosed by one party (the "Disclosing Party") to the other party (the "Receiving Party") constituting trade secrets, proprietary or confidential information, or any other information which could give a competitor of the Disclosing Party a competitive advantage it would not otherwise have absent the knowledge of such information (the "Confidential Information") shall be kept confidential and shall not be disclosed by the Receiving Party, except to its employees, consultants, accountants, insurers, attorneys, and lenders with a need to know, and then only to the extent necessary and only if such persons have, or agree to, an obligation of confidentiality. Confidential Information excludes information which Receiving Party can clearly establish: (a) is in the public domain through no fault of the Receiving Party, (b) was known to it, without restriction on disclosure thereof, prior to disclosure byDisclosing Party, or (c) is independently developed by Receiving Party without use of or reference to Confidential Information.

b. If a Receiving Party is required to disclose any of the Confidential Information by operation of law, court order or other governmental demand ("Process"), this Agreement shall not prohibit the release of Confidential Information pursuant to the Process provided that: (i) the Receiving Party shall immediately notify the Disclosing

Party of such Process (if legally permissible); (ii) the Receiving Party shall not produce or disclose Confidential Information in response to the Process unless the Disclosing Party has: (x) requested protection from the legal or governmental authority requiring the Process and such request has been denied, (y) consented in writing to the production or disclosure of the Confidential Information in response to the Process, or (z) taken no action to protect its interest in the Confidential Information within seven (7) business days after receipt of written notice from the Receiving Party of its obligation to produce or disclose Confidential Information in response to the Process; and (iii) the Receiving Party shall release only the Confidential Information required to be released by the Process.

c. Supplier acknowledges and agrees that data and information regarding Southern Glazer's purchases, inventory, and sales of the Products (including without limitation pricing) are Confidential Information of Southern Glazer. This Agreement shall be considered Confidential Information of both parties and may not be disclosed unless both parties consent.

d. A party will not issue any press release, announcement, or any other communication that pertains to the existence of this Agreement or any of the terms contained herein without the prior written consent of the other party.

15. Force Majeure. Neither party shall be liable for damages or have the right to terminate this Agreement for any delay or default in performing hereunder if such delay or default is wholly or in part caused by acts of God, strikes, lockouts, acts of war or terrorism, civil disturbances, floods, hurricanes, earthquakes, tornadoes, changes in law, or any other causes that are not within that party's reasonable control ("Force Majeure"), and the obligations of that party, so far and for as long as they are affected by such Force Majeure, shall be excused and suspended.

16. Severability. In the event any of the terms and provisions of this Agreement are in violation of, or prohibited by, any applicable law or regulation, such terms and provisions shall be deemed modified or deleted to conform for such law or regulation without invalidation or amending or deleting any of the other terms or conditions of this Agreement.

17. Assignment of Agreement. Subject to the provisions of Section 10, neither party may assign this Agreement without the prior written consent of the other. Notwithstanding the preceding, Southern Glazer may assign this Agreement to any successor in interest, as well as an entity that is wholly-owned by Southern Glazer. The terms and obligations of this Agreement shall inure to the benefit of any permitted assignee or successor of either party.

18. Relationship of the Parties. The parties acknowledge that no joint venture has been created by this Agreement, and that neither party can take any action which is legally binding on the other without the prior written consent of the party to be charged. In no event shall either party be liable for any debts of the other party to its customers or its other creditors.

19. Miscellaneous.

a. Any demand, notice, or request provided for by this Agreement shall be in writing, and shall be made by hand delivery, by registered or certified mail, or by a nationally

recognized overnight courier, addressed to the party to whom notice is to be given or to whom a demand or request is to be made. Notices shall be deemed delivered upon actual receipt. The addresses of the parties are as follows:

<u>If to Southern Glazer</u>:

Southern Glazer's Wine and Spirits, LLC
1600 N.W. 163rd Street
Miami, Florida 33169
Attention: Wayne E. Chaplin, Chief Executive Officer
With a copy to: Alan N. Greenspan, EVP and General Counsel

<u>If to Supplier</u>:

CBD Unlimited, Inc.
38246 N. Hazelwood Cir.
Cave Creek, AZ 85331
Attention: President

b. This Agreement constitutes the entire agreement between Southern Glazer and Supplier with respect to the subject matter contained herein, and supersedes all prior oral and written arrangements and agreements with respect to such subject matter. This Agreement may not be changed, except by a written agreement or amendment to this Agreement signed by the chief executive officer of both parties. If Southern Glazer accepts appointment pursuant to Section 9 in a geographic area not in the Territory as of the Effective Date or of New Products, then Exhibit A or B, respectively, shall be amended accordingly and this Agreement will govern; however, the failure to amend Exhibit A or B shall not deprive Southern Glazer of its rights under this Agreement in the new state or with respect to New Products.

c. Except as otherwise expressly provided herein, any failure by a party to exercise any of its rights under this Agreement shall not be construed as a waiver of such rights, and such failure shall not preclude exercise of such rights at any later time. The exercise of any right or remedy shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies. Notwithstanding the foregoing, a party must exercise its right to terminate within six (6) months of its knowledge of the event giving rise to the right to terminate or the right to terminate on the grounds of such event shall be waived unless the same or another termination event re-occurs.

d. Section headings are for convenience only and are not to be construed as part of this Agreement.

e. In any legal action or proceeding (including arbitration) between the parties, the party prevailing in any such action or proceeding shall be entitled to recover from the non-prevailing party all reasonable attorneys' fees, expert witness fees, costs and expenses (including the expenses of arbitration) incurred by the prevailing party in conjunction with the action or proceeding in addition to any other relief to which such prevailing

party is entitled. The finder of fact will determine the identity of the prevailing party.

f. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

g. EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, (A) NEITHER PARTY TO THIS AGREEMENT, NOR ANY OTHER PERSON ON SUCH PARTY'S BEHALF, HAS MADE OR MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, EITHER ORAL OR WRITTEN, WHETHER ARISING BY LAW OR OTHERWISE, ALL OF WHICH ARE EXPRESSLY DISCLAIMED, AND (B) EACH PARTY ACKNOWLEDGES THAT IT HAS NOT RELIED UPON ANY REPRESENTATION OR WARRANTY MADE BY THE OTHER PARTY, OR ANY OTHER PERSON ON SUCH PARTY'S BEHALF, EXCEPT AS SPECIFICALLY PROVIDED IN THIS AGREEMENT. EXCEPT FOR LIABILITY FOR INDEMNIFICATION, LIABILITY FOR BREACH OF CONFIDENTIALITY, OR LIABILITY FOR INFRINGEMENT OR MISAPPROPRIATION OF INTELLECTUAL PROPERTY RIGHTS, IN NO EVENT SHALL EITHER PARTY BE LIABLE UNDER THIS AGREEMENT TO THE OTHER PARTY FOR CONSEQUENTIAL, INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE OR ENHANCED DAMAGES, ARISING OUT OF, OR RELATING TO, AND/OR IN CONNECTION WITH ANY BREACH OF THIS AGREEMENT, REGARDLESS OF (A) WHETHER SUCH DAMAGES WERE FORESEEABLE, (B) WHETHER OR NOT IT WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND (C) THE LEGAL OR EQUITABLE THEORY (CONTRACT, TORT OR OTHERWISE) UPON WHICH THE CLAIM IS BASED. Any sales goals or marketing plans are neither warranties nor guaranties of performance and are merely aspirational.

h. The parties agree to: (i) execute and deliver to each other such other documents, and (ii) do such other acts and things, all as the other party may at any time reasonably request, for the purpose of carrying out the intent of this Agreement.

i. The following provisions of this Agreement shall survive the termination or expiration of this Agreement: Sections 8(c), 8(d), 12, 13, 14, 16 and 19.

j. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall be deemed to be one and the same instrument. Facsimile or electronic signatures of this Agreement shall have the same force and effect as the original signatures.

The parties have caused their duly authorized representatives to execute this Agreement on behalf of the parties as of the date first written above.

SOUTHERN GLAZER'S WINE AND SPIRITS, LLC
SOUTHERN GLAZER'S WINE DISTRIBUTORS OF OREGON, LLC:

DocuSigned by:
By: Wayne Chaplin
90D59599EF484BB...

Name: Wayne Chaplin

Its: Chief Executive Officer

SUPPLIER:

CBD UNLIMITED, INC.

DocuSigned by:
By: ____________________
6E2D9396F31E4D0...

Name: Todd Davis

Its: CEO/President

#PRMK2UN60D54ELv6

EXHIBIT A: TERRITORY

OREGON

Accounts licensed to sell alcohol but excluded from Territory

WBA
Albertsons/Safeway
Target

States for which SG has declined its Right of First Refusal under Section 9(a) as of the Effective Date:

CT, MA, ME, NH, NY, RI, VT

Accounts for which SG has declined its Right of First Refusal under Section 9(b) as of the Effective Date:

Amazon
Amazon USA -Brands & Items TBD
Amazon Canada Amazon Mexico
Amazon Merchant
Electronic Retailers
B&H Photo
Best Buy MicroCenter Office Depot Staples
Home Retailers
Bed, Bath & Beyond Bob-Ton
Brookstone Husdon Bay JC Penney 's Nordstrom
CVS
UNFI
Flash Sites Groupon Woot Zulily

Hardware Retailers
Ace Hardware Acme Construction Bi-Mart
Grainger Home Depot Lowes
McLendon Hardware Platt Electronic Rockier Woodworking

Sporting Goods Retailers
BigS
Dick's Sporting Goods RE 1, Inc.
Sheel's All Sports
Specialty Retailers
Army & Airforce Exchange Service
Evine

Hammacher Schlemmer QVC
Mud Bay Pet Shop
E-commerce Online Retailers
Ebags
Fab
Frontgate
Newegg
Overstock
TheMine
Wayfair
Wellbots

EXHIBIT B: PRODUCTS

60ml 1000mg Balm X (through 7/1)
30ml 500mg Mist X (through 7/1)
60ml 1000mg Maggie's Balm
30ml 500mg Maggie's Mist
60ml 1000mg Topical Balm (replaces BalmX 7/1)
50ml 1000mg Topical Cream
30ml 500mg Body Spray (replaces MistX 7/1)
60ml 1000mg Topical Roll-on
120ml 300mg Moisturizing Cream in Tube(omit)
120ml 300mg Moisturizing Cream - Airless Pump
60ml 100mg Topical Skin Cream
120ml 150mg Hemp Hand Salve

EXHIBIT C: PRICING

Product	CBD Unlmtd Unit Price	SRP
60ml 1000mg Balm X	$19.64	$59.99
30ml 500mg Mist X	$9.82	$29.99
60ml 1000mg Maggie's Balm	$22.92	$70.00
30ml 500mg Maggie's Mist	$13.10	$40.00
60ml 1000mg Topical Balm	$19.64	$59.99
50ml 1000mg Topical Cream	$16.37	$49.99
30ml 500mg Body Spray	$9.82	$29.99
60ml 1000mg Topical Roll-on	$13.09	$39.99
120ml 300mg Moisturizing Cream - Airless Pump	$6.80	$20.99
60ml 100mg Topical Skin Cream	$6.55	$19.99
120ml 150mg Hemp Hand Salve	$5.90	$19.99

EXHIBIT D: RETURN POLICIES

Supplier will accept the returns permitted by the Agreement subject to the following:

1. Returns are not damaged or expired, have not been opened, including razor cut; are in the original packaging.
2. To receive credit, the following conditions must be met:
   a) The return must be accompanied by a Supplier issued and authorized Return Authorization Number (RA #)
   b) SG should request a RA # from Supplier sales representative, who will be responsible for securing the RA # and providing this back to SG on a timely basis.
   c) When requesting a RA#, SG will need to provide the following information:
      (i) Product item number and description
      (ii) Estimated quantity
      (iii)Invoice cost
      (iv)Reason for the return
      (v) Location from where the returned product will be shipped
      (vi)Debit memo number

3. Once SG has received the RA#, all products must be returned within 120 days to supplier warehouse from the date the RA# was issued. After 120 days, the RA # will expire and a new RA # will need to be requested.
4. The RA # must be recorded to any bill of lading and debit memo that is used for the applicable return.
5. Supplier will pay return freight.
6. Supplier reserves the right to refuse any returns that are accompanied by invalid, expired or missing RA#, or any return that exceeds 10% of the estimated amount requested at the time of RA request and approval.
7. Supplier reserves the right, prior to issuing credit, to inspect the original purchase documents as proof that the products requested for return were purchased directly from Supplier. Product must be in resaleable condition.